EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert /Lillian Armstrong
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: lillian@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

Salt Lake City, Utah, December 18, 2003: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2004 second quarter and six-months ended November 30, 2003.

Weider Nutrition’s net sales were $60.8 million for the fiscal 2004 second quarter, compared to $58.0 million for the same period in fiscal 2003.  For its fiscal 2004 second quarter, Weider Nutrition reported net income of $2.7 million, or $0.10 per share (diluted), compared to $2.3 million, or $0.09 per share (diluted), for the same period a year ago.

Weider Nutrition’s net sales were $124.4 million for the six months ending November 30, 2003, compared to $127.3 million for the same period in fiscal 2003.  For the first six months of fiscal 2004, Weider reported net income of $4.9 million, or $0.18 per share (diluted), compared to a net loss of $8.6 million, or $0.33 per share for the same period a year ago.

Bruce Wood, president and CEO, stated, “Our second quarter results demonstrated improvement in our revenue trend, including branded growth, most notably our flagship Move Free® brand.  This translated into positive earnings performance, reinforcing the benefits of our strategic focus on growing our branded revenues. We are committed to continuing a high level of consumer marketing investment on Move Free throughout the balance of the fiscal year, and remain optimistic about the future of the dietary supplements industry.”

Conference Call Information

Weider Nutrition International will hold a conference call today, December 18, 2003 at 11 a.m. ET.  The U.S. domestic access number is (888) 803-8271.  International participants should dial (706) 634-2467.  Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com or http://www.weidernutrition.biz/corporate/press_releases.asp.  If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 4487770.  The telephone replay will be available through December 20, 2003 and the webcast through January 19, 2004.

About Weider Nutrition

Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world.  To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully restructure the Haleko business unit and make it profitable, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002(a)	2003	2002 (a)

Net sales	$60,760	$58,017	$124,401	$127,345
Cost of goods sold	37,672	36,148	77,020	77,363

Gross profit	23,088	21,869	47,381	49,982
Operating expenses:
Selling and marketing	13,663	9,504	28,159	21,182
Other operating expenses	5,351	6,157	12,091	13,559
Total operating expenses	19,014	15,661	40,250	34,741

Income from operations

4,074

6,208

7,131

15,241

Other income (expense), net	56	(1,963)	(285)	(2,564)
Income from continuing operations before income taxes	4,130	4,245	6,846	12,677
Income taxes	1,547	1,698	2,633	5,071

Income from continuing operations	2,583	2,547	4,213	7,606
Income (loss) from discontinued operations, net of tax	83	(266)	649	(837)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(15,392)

Net income (loss)	$2,666	$2,281	$4,862	$(8,623)

Weighted average common shares outstanding – diluted	27,176	26,263	26,960	26,249

Net income (loss) per share:
Income from continuing operations	$0.10	$0.10	$0.16	$0.29
Income (loss) from discontinued operations	—	(0.01)	0.02	(0.03)
Change in accounting principle (anti-dilutive)	—	—	—	(0.59)

Net income (loss)	$0.10	$0.09	$0.18	$(0.33)

(a)               Certain amounts in the prior fiscal period financial statement have been reclassified to conform with the current fiscal period presentation.

WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30, 2003	May 31, 2003
	(unaudited)

Cash	$5,001	$3,463
Receivables, net	33,060	27,592
Inventories	31,767	27,543
Other current assets	5,866	12,297

Total current assets, net	75,694	70,895

Property and equipment, net	25,642	26,676
Other assets, net	15,335	17,671
	40,977	44,347

Total assets	$116,671	$115,242

Current portion of long-term debt

$

3,397

$

8,057

Other current liabilities	36,574	36,879

Total current liabilities	39,971	44,936

Other liabilities *	5,568	1,460

Stockholder’s equity	71,132	68,846

Total liabilities & stockholders’ equity	$116,671	$115,242

*            Includes long-term debt of $2,096 and $659 at November 30 and May 31, respectively.

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